No. Shares

Common Stock

THIS CERTIFIES THAT ______________________ is the owner of

______________________ Shares of the Capital Stock of

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this __________ day of __________ A.D. __________

______________________ ______________________

SHARES ______ EACH

Incorporated in the State of Nevada on June 27, 2008

0

Map Financial Group, Inc.
Authorized Stock: 505,000,000 Shares
Par Value $0.001 Per Share

M a p   F i n a n c i a l   G r o u p ,   I n c  .

President

Secretary